Exhibit 99.5

July 19, 2023

Creative Global Technology Holdings Limited

Unit 03, 22/F, Westin Centre,
26 Hung To Road, Kwun Tong,
Kowloon, Hong Kong
Tel: +852 2690 9121

Dear Sirs/Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Creative Global Technology Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Wai Leung (“Alfred”) Lau
Name: Wai Leung (“Alfred”) Lau